Exhibit 99

BRIGGS & STRATTON CORPORATION TO ACQUIRE SIMPLICITY MANUFACTURING; TRANSACTION ALIGNS ENGINE MANUFACTURER WITH PRODUCER OF HIGH END CONSUMER AND COMMERCIAL LAWN AND GARDEN EQUIPMENT

MILWAUKEE, WI June 2, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced that it and its subsidiary, Briggs & Stratton Power Products Group, LLC, have signed a definitive agreement to acquire Simplicity Manufacturing, Inc. of Port Washington, Wisconsin for a total consideration of $227.5 million in cash, subject to adjustments. Simplicity Manufacturing is a leading designer, manufacturer and marketer of a broad range of premium outdoor power equipment used in both consumer and commercial lawn and garden applications. Simplicity Manufacturing’s products are widely distributed through independent dealers under the brand names Simplicity®, Snapper®, Ferris® and Giant-Vac®. Simplicity Manufacturing had net sales of $285 million for the ten months ended April 30, 2004 and anticipates net sales of approximately $350 million for the twelve months ending June 30, 2004.

Briggs & Stratton expects that the acquisition will be accretive to diluted earnings by $.35 to $.45 per share in fiscal 2005 based on preliminary purchase price allocations.

Completion of the transaction is subject to conditions customarily associated with a transaction of this type. The transaction is targeted for closing at the beginning of Briggs & Stratton’s fiscal 2005 first quarter, at which time Simplicity Manufacturing will become part of the Briggs & Stratton Power Products Group.

“The acquisition is another step in Briggs & Stratton’s strategy to present an ever more compelling value proposition to consumers of our products and superior returns to our shareholders. Consistent with the various elements of this strategy, we intend to redouble our efforts to build closer relationships with our OEM and retail customers from an operational, sales and marketing perspective. We will more aggressively promote our brands to consumers. We will engage our industry-leading service network to provide more effective customer support, and we will continue to extend our cost leadership value discipline to end products,” stated John S. Shiely, Briggs & Stratton’s chief executive officer.

Simplicity Manufacturing is Briggs & Stratton’s second acquisition in three years that has focused on engine powered products. “We believe we have proven with our acquisition and subsequent performance in the generator/pressure washer segment that we can deliver on our value commitment to customers and shareholders. Simplicity is a solid company with several compelling brands, a strong position in the retail dealer channel for outdoor power products and superior product development capabilities. We look forward to utilizing these assets to further our high-value integration efforts with our traditional OEM customer base for mutual benefit,” said Shiely.

“We’re pleased with the acquisition,” said James A. Wier, Simplicity Manufacturing’s chief executive officer. “We believe Briggs & Stratton has the financial resources and support to allow us to continue our current growth strategy. The management team and our production facilities will remain in place and continue to focus on delivering high value products sold through the independent dealer channel. We plan to operate as part of Briggs & Stratton Power Products Group and will aggressively seek synergistic opportunities with the entire Briggs & Stratton organization.”

Simplicity Manufacturing, Inc. (http://www.simplicitymfg.com) designs, manufactures and markets a wide variety of premium yard and garden tractors, lawn tractors, riding mowers, snow throwers, attachments and other lawn and garden products like rototillers and chipper shredders. These products are sold worldwide through over 9,000 independent dealers and distributors. The product is manufactured in Port Washington, Wisconsin, McDonough, Georgia and Munnsville, New York. Company-wide employment is approximately 1,200 people.

Briggs & Stratton Corporation is the world’s largest producer of air-cooled gasoline engines for outdoor power equipment. The Company designs, manufactures, markets and services these products for original equipment manufacturers worldwide. In addition, the Company’s wholly owned subsidiary Briggs & Stratton Power Products Group LLC, is a leading designer, manufacturer and marketer of portable generators, pressure washers and related accessories. Briggs & Stratton employs over 7,000 people and is projecting fiscal 2004 sales of approximately $1.9 billion.

Briggs & Stratton will host a conference call today, June 2, 2004 at 11:30 a.m. (EDT) to discuss the transaction. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial in number to access the call real time at (866)-238-0637. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 479650.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the completion of the transaction; anticipated sales and manufacturing levels; operating expenses; the effects of weather on consumer purchasing patterns for powered lawn and garden equipment; the seasonal nature of the business; inventory levels of powered lawn and garden equipment at dealers; actions of the independent dealers/distributors who sell/distribute the product; actions of competitor engine and original equipment manufacturers; changes in laws and regulations, including accounting standards; employee relations; customer demand; prices of purchased raw materials and parts; domestic and international economic conditions, including housing starts and changes in consumer disposable income; and other factors that may be disclosed from time to time in SEC filings or otherwise. Some or all of the factors may be beyond the Company’s control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.